Exhibit 99.1

Quotient Limited Updates on Status of MosaiQ Performance
and Provides Third Quarter Fiscal 2018 Financial Results

•	Manufacturing process change implemented with improved assay performance
•	Verification and Validation (V&V) studies for blood grouping to resume
•	MosaiQ SDS Microarray preparing to enter into formal V&V studies
•	European Field Trials to commence following completion of V&V studies
•	Conventional reagent business continues strong revenue and profitability growth

JERSEY, Channel Islands, February 5, 2018 (GLOBENEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported continued positive progress for the commercial scale-up of MosaiQ™ and its financial results for its fiscal third quarter and nine months ended December 31, 2017.

Paul Cowan, Quotient’s CEO and Chairman commented “I am very pleased to announce the successful completion of the planned modifications to the MosaiQ manufacturing process announced in early January. These modifications were designed to further improve the performance and reliability of MosaiQ, which has been demonstrated with our latest performance evaluation data. In the next several days we expect to resume the V&V study for blood grouping, which is the final step prior to commencing our European field trials”. Mr. Cowan added “the improved manufacturing processes are expected to benefit the performance of the expanded assay menu to be incorporated into the MosaiQ IH II Microarray, which is currently moving from development into manufacturing. MosaiQ will deliver the benefits of high throughput automation with the ease of use and cost efficiency of a single universal testing platform, providing our customers with the capability to fully characterize and screen each unit of donated blood in a single testing event”

MosaiQ IH Microarray - Antigen Typing

A summary of the latest performance evaluation data for antigen typing, following the recent manufacturing process changes, is set out below:

Blood Group Antigen	A	B	D	C	c	E	e	Cw	K	k
Concordance	100.0%	100.0%	99.6%	100.0%	99.9%	100.0%	100.0%	100.0%	100.0%	100.0%

In this study 766 donor samples were tested and the results compared with predicate technologies.

MosaiQ IH Microarray - Antibody Detection

The latest performance evaluation data for antibody detection continues to indicate performance at 99.0% concordance compared with the predicate technology.

MosaiQ SDS Microarray

The latest process validation data for the initial disease screening microarray (to detect CMV and Syphilis) supports the decision to move into a formal V&V study for this product. The most recent performance evaluation data are summarized below:

Pathogen	Sensitivity	Specificity
CMV	100.0%	99.5%
Syphilis	100.0%	99.4%

In this study a total of 548 known positive and negative samples were tested.  59% of samples tested for CMV were positive and 35% of samples tested for Syphilis were positive.

Upcoming Regulatory and Commercial Milestones

Building on these recent achievements Quotient expects a number of key development, regulatory and commercial milestones to be achieved during calendar 2018, which include:

•

Completion of EU field trials and regulatory approval for the MosaiQ IH Microarray, the MosaiQ IH II Microarray (incorporating the extended antigen typing panel for donor testing) and the MosaiQ SDS Microarray (for CMV and Syphilis)

•	European Commercialization – Quotient has commenced the commercialization of MosaiQ in Europe, where it has already been invited to participate in tenders by European donor testing agencies
•	Completion of U.S. Field Trials for the MosaiQ IH II Microarray and the MosaiQ SDS Microarray (for CMV and Syphilis)
•

Completion of development for the MosaiQ IH III Microarray (for patient testing) and the MosaiQ SDS II Micorarray encompassing the full serological disease screening panel for donor disease screening (for red cells and plasma).

MosaiQ Platform

MosaiQ, Quotient's next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and disease screening results, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified testing platform for transfusion diagnostics. Feasibility has also been demonstrated with respect to the detection of nucleic acids (DNA or RNA) using the MosaiQ platform. Through MosaiQ, Quotient expects to deliver substantial value to donor testing laboratories worldwide by providing affordable, routine comprehensive characterization and screening of blood products, on a single automated instrument platform designed to radically reduce labor costs and complexity associated with existing practice.

Fiscal Third Quarter 2018 Financial Results

“During the third quarter, strong revenue growth was generated by all key categories of our conventional reagent business.  Both our OEM and U.S. direct businesses had another very strong quarterly performance, which contributed to year over year growth in product sales and gross profit from product sales of 17% and 49% respectively, ” said Paul Cowan.

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Product sales —OEM Customers	$3,829	$3,502	$12,625	$10,860
Product sales — direct customers and distributors	1,824	1,339	5,164	4,541
Other revenues	206	—	806	1,300
Total revenue	$5,859	$4,841	$18,595	$16,701

Product sales from standing orders (%)	76%	75%	75%	75%

Gross profit	$3,534	$2,239	$10,652	$8,247
Gross profit as a % of total revenue	60.3%	46.3%	57.3%	49.4%
Gross margin on product sales (%)	58.9%	46.3%	55.3%	45.1%
Operating (loss)	$(17,095)	$(22,430)	$(52,062)	$(56,321)

Net cash used in operating activities totaled $20.3 million in the third quarter of fiscal 2018 (“3QFY18”), compared with $13.8 million in the third quarter of fiscal 2017 (“3QFY17”).  Capital expenditures totaled $5.1 million in 3QFY18, compared with $5.8 million in 3QFY17, largely reflecting expenditures in connection with the construction of the Company’s conventional reagent manufacturing facility near Edinburgh, Scotland. Quotient ended 3QFY18 with $34 million in cash and other short-term investments.

During the quarter the Company completed a private placement of 7,864,683 ordinary shares and 550,000 pre-paid warrants, together with warrants for the purchase of a further 8,414,683 ordinary shares at $5.80 per share, prior to July 31, 2018, which were issued at a purchase price of $0.125 per warrant. The initial sale of ordinary shares and warrants generated proceeds of approximately $40 million.

Outlook for the Fiscal Year Ending March 31, 2018

•

Total revenue for the fiscal year ending March 31, 2018 is now expected to be in the range of $24.1 to $24.6 million. Total revenue expectations now include other revenue of $0.8 which was formerly expected to be $2 million, due to lower than anticipated product development fee resulting from a delay in the regulatory approval of certain liquid reagent products. Total revenue for the fiscal year ended March 31, 2017 was $22.2 million, including product development fees of $2.1 million.

•	Product sales for the fiscal year ending March 31, 2018 are now expected to be $23.3 to $23.8 million, compared with Product sales of $20.1 million for the fiscal year ended March 31, 2017.
•	Operating loss in the range of $70.0 to $75.0 million, including non-cash items of $20.0 to $21.0 million.

Product sales in the fourth quarter of fiscal 2018 are expected to be within the range of $5.5 to $6.0 million, compared with $4.7 million for the fourth quarter of fiscal 2017.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of our current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Tuesday, February 6 th at 8:30 a.m. Eastern Time to discuss its third quarter fiscal 2018 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The conference call will also be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through February 13 th by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13675659.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostics platforms. The Company’s operations are based in Switzerland, Scotland and the U.S.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, and current estimates of fourth quarter and full year fiscal 2018 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop Chief Financial Officer – chris.lindop@quotientbd.com; +41 22 545 52 26

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Product sales	$5,653	$4,841	$17,789	$15,401
Other revenues	206	—	806	1,300
Total revenue	5,859	4,841	18,595	16,701
Cost of revenue	2,325	2,602	7,943	8,454
Gross profit	3,534	2,239	10,652	8,247
Operating expenses:
Sales and marketing	1,910	1,836	5,461	4,367
Research and development, net	11,929	17,183	37,944	43,479
General and administrative expense	6,790	5,650	19,309	16,722
Total operating expense	20,629	24,669	62,714	64,568
Operating loss	(17,095)	(22,430)	(52,062)	(56,321)
Other income (expense)
Interest expense, net	(3,249)	(4,168)	(11,656)	(6,552)
Other, net	33	(4,568)	1,478	(1,888)
Other expense, net	(3,216)	(8,736)	(10,178)	(8,440)
Loss before income taxes	(20,311)	(31,166)	(62,240)	(64,761)
Provision for income taxes	—	—	—	—
Net loss	$(20,311)	$(31,166)	$(62,240)	$(64,761)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(64)	$29	$409	$(310)
Unrealized gain on short-term investments	(7)	—	25	—
Foreign currency gain (loss)	(168)	(594)	1,144	(6,326)
Provision for pension benefit obligation	45	46	132	129
Other comprehensive income (loss)	(194)	(519)	1,710	(6,507)
Comprehensive loss	$(20,505)	$(31,685)	$(60,530)	$(71,268)
Net loss available to ordinary shareholders - basic and diluted	$(20,311)	$(31,166)	$(62,240)	$(64,761)
Loss per share - basic and diluted	$(0.47)	$(1.06)	$(1.58)	$(2.34)
Weighted-average shares outstanding - basic and diluted	43,353,506	29,508,330	39,274,570	27,689,009

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$6,150	$4,754
Short-term investments	27,679	16,057
Trade accounts receivable, net	2,021	2,556
Inventories	16,521	13,636
Prepaid expenses and other current assets	3,649	3,629
Total current assets	56,020	40,632
Cash reserve account	5,040	5,040
Property and equipment, net	75,894	63,530
Intangible assets, net	829	769
Total assets	$137,783	$109,971
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,316	$10,782
Accrued compensation and benefits	2,815	3,641
Accrued expenses and other current liabilities	7,611	13,509
Current portion of lease incentive	433	422
Capital lease obligation	1,764	1,374
Total current liabilities	23,939	29,728
Long-term debt	84,087	80,704
Lease incentive, less current portion	541	844
Capital lease obligation, less current portion	1,496	174
Defined benefit pension plan obligation	5,837	5,337
7% Cumulative redeemable preference shares	18,062	17,275
Total liabilities	133,962	134,062
Total shareholders' equity (deficit)	3,821	(24,091)
Total liabilities and shareholders' equity (deficit)	$137,783	$109,971

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine months ended December 31,
	2017	2016
OPERATING ACTIVITIES:
Net loss	$(62,240)	$(64,761)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,678	7,029
Share-based compensation	3,458	3,089
Amortization of lease incentive	(324)	(323)
Swiss pension obligation	494	489
Amortization of deferred debt issue costs	3,383	6,096
Accrued preference share dividends	788	788
Net change in assets and liabilities:
Trade accounts receivable, net	681	246
Inventories	(2,347)	(1,310)
Accounts payable and accrued liabilities	(4,066)	6,660
Accrued compensation and benefits	(886)	(85)
Other assets	456	(700)
Net cash used in operating activities	(52,925)	(42,782)
INVESTING ACTIVITIES:
Increase in short-term investments	(78,000)	(30,009)
Realization of short-term investments	66,403	—
Purchase of property and equipment	(17,343)	(15,206)
Purchase of intangible assets	(68)	(65)
Net cash used in investing activities	(29,008)	(45,280)
FINANCING ACTIVITIES:
Repayment of finance leases	(135)	(108)
Proceeds from drawdown of new debt	—	84,000
Issue costs of new debt	—	(5,493)
Repayment of debt	—	(33,450)
Proceeds from issuance of ordinary shares and warrants	84,985	16,374
Net cash generated from financing activities	84,850	61,323
Effect of exchange rate fluctuations on cash and cash equivalents	(1,521)	(3,033)
Change in cash and cash equivalents	1,396	(29,772)
Beginning cash and cash equivalents	4,754	44,100
Ending cash and cash equivalents	$6,150	$14,328
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$10,108	$1,687